EXHIBIT 99
[LOGO]
FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Reports 2007 Third Quarter and Nine Months Results
➢ Net sales increased to $2.20 billion in the quarter and $6.15 billion in nine months

➢ Diluted earnings per share increased to $1.55 in the quarter and $3.88 in nine months

➢ Opened 76 net new stores in nine months: 59 in Paint Stores Group, 17 in Global Group

➢ Completed four acquisitions during the quarter including Columbia Paint & Coatings Co.

➢ Raising guidance for full year diluted net income per share to between $4.70 to $4.75 per share
     CLEVELAND, OHIO, October 23, 2007 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter and nine months ended September 30, 2007. Compared to the same periods in 2006, consolidated net sales increased $80.3 million, or 3.8%, to $2.20 billion in the quarter and $136.2 million, or 2.3%, to $6.15 billion in nine months due primarily to acquisitions, strong domestic paint sales to commercial contractors, improved industrial maintenance product sales and strong international paint sales. Four acquisitions completed in the third quarter, including Columbia Paint & Coatings Co. completed at the end of the quarter, and two acquisitions completed during the second quarter, including M. A. Bruder & Sons Incorporated, increased consolidated sales by 2.0% in the quarter and by 1.0% in nine months. Consolidated net income increased $21.2 million, or 11.9%, to $200.3 million in the quarter and $37.4 million, or 7.8%, to $514.8 million in nine months. As a percent to net sales, consolidated net income improved to 9.1% from 8.5% in the quarter and to 8.4% from 7.9% in nine months due to improved profitability of operations. Diluted net income per common share increased 19.2% in the quarter to $1.55 per share from $1.30 per share in 2006 and 12.1% in nine months to $3.88 per share from $3.46 per share last year. Acquisitions negatively impacted diluted net income per common share in 2007 by $.02 per share in the quarter and nine months.
     Net sales in the Paint Stores Group increased $53.2 million, or 3.9%, to $1.40 billion in the quarter and $85.2 million, or 2.3%, to $3.82 billion in nine months due primarily to acquisitions, improving domestic architectural paint sales to do-it-yourself (DIY) customers and commercial and residential repaint contractors, and strong industrial maintenance product sales. Net sales from stores open for more than twelve calendar months decreased 0.6% in the quarter and 0.9% in nine months. The acquisitions of Columbia and M. A. Bruder added 172 stores to the Group’s operations and increased the

Group’s net sales by 2.7% in the quarter and 1.3% in nine months. Paint Stores Group segment profit increased $21.7 million, or 9.6%, to $248.4 million in the quarter and $51.7 million, or 9.3%, to $608.9 million in nine months. Paint Stores Group segment profit as a percent to net sales increased to 17.7% from 16.8% in the quarter and to 16.0% from 14.9% in nine months due primarily to increased paint sales volume, effective SG&A expense control and increased selling prices on paint and all non-paint categories of products sold. The acquisitions reduced segment profit 1.9% in the quarter and 0.8% in nine months.
     Net sales of the Consumer Group decreased $5.5 million, or 1.6%, to $349.4 million in the quarter and $38.5 million, or 3.5%, to $1.05 billion in nine months. The sales declines were due primarily to soft DIY demand at most of the Group’s retail customers and, during the first quarter of 2007, the final period in the elimination of a portion of a paint program with a large retail customer. Consumer Group segment profit increased $3.9 million, or 6.4%, to $64.1 million in the quarter and $9.6 million, or 4.9%, to $202.8 million in nine months. As a percent to net sales, this Group’s segment profit increased to 18.4% from 17.0% in the quarter and to 19.4% from 17.8% in nine months due to tight spending control and improved manufacturing direct conversion costs. The acquisition of the VHT® brand paint line from PJH Brands completed late in the third quarter had no impact on this segment’s net sales or segment profit.
     Net sales of the Global Group increased $32.9 million, or 8.0%, to $444.9 million in the quarter and $90.1 million, or 7.6%, to $1.28 billion in nine months when stated in U.S. dollars. The second quarter acquisition of Nitco Paints Private Limited and the third quarter acquisitions of Napko, S.A. de C.V. and Pinturas Industriales S.A. increased this segment’s net sales in U.S. dollars by 1.6% in the quarter and 0.7% in nine months. This Group’s net sales stated in local currency increased 4.5% in the quarter and 5.0% in nine months due primarily to selling price increases and volume gains in most of its operations worldwide. The Global Group’s segment profit improved $5.3 million, or 12.4%, to $48.0 million in the quarter and $23.1 million, or 21.1%, to $132.3 million in nine months. Segment profit of the Global Group as a percent to net sales increased to 10.8% from 10.4% in the quarter and to 10.3% from 9.2% in nine months. Global Group segment profit stated in local currency improved 7.7% in the quarter and 18.1% in nine months. This Group’s segment profits for the quarter and nine months were favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on Global Group segment profit in the quarter or nine months from the acquisitions.
     The Company acquired 5,550,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at September 30, 2007 to purchase 2,621,000 shares.
     Commenting on the third quarter and nine months results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are encouraged by the positive sales results generated by the Paint Stores Group as they more than offset a reduction in architectural paint sales to the new residential construction market by focusing on improving sales of architectural paint to other customers, improving sales to commercial contractors and continuing to increase sales of industrial maintenance products. The Global Group continued to generate positive sales momentum through the strength in their international business units. Despite the sluggish new residential and housing turnover markets, we continued to invest in our U.S. controlled distribution network, adding 59 net new stores and acquiring another 172 in our Paint Stores Group in nine months. Our Global Group also continued to invest, opening 17 net new stores and acquiring 9.
     “We are pleased that all our operating segments continue to achieve segment profit growth on a year-over-year basis. Our Consumer Group management continues to drive efficiencies that have helped to partially offset that Group’s sales reductions. Consolidated gross margins continue to improve as our operating segment teams strive to return our gross margins to more normal run rates after being pressured by the significant rise in raw material costs over the past three years. We expect the businesses and product lines acquired during 2007 to contribute to our sales and profit goals in the future.
     “For the fourth quarter, we expect an increase in consolidated net sales between 5.0% and 6.0%, including acquisitions. For the full year 2007, we anticipate an increase in our consolidated net sales between 2.5% and 3.5% over the full year 2006. With annual sales at that level, we are raising our estimated diluted net income per common share for the full year 2007 to between $4.70 to $4.75 per share compared to $4.19 per share earned in 2006.”
     The Company will conduct a conference call to discuss its financial results for the third quarter and its outlook for the fourth quarter and full year 2007, at 11:00 a.m. ET on October 23, 2007. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the October 23rd release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Friday, November 9, 2007 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
Thousands of dollars, except per share data	2007	2006	2007	2006

Net sales	$2,197,042	$2,116,711	$6,151,408	$6,015,209
Cost of goods sold	1,208,654	1,180,933	3,385,083	3,371,432
Gross profit	988,388	935,778	2,766,325	2,643,777
Percent to net sales	45.0%	44.2%	45.0%	44.0%
Selling, general and administrative expenses	670,433	648,920	1,955,073	1,888,067
Percent to net sales	30.5%	30.7%	31.8%	31.4%
Other general expense — net	3,185	(488)	10,209	14,779
Interest expense	17,048	16,437	52,415	50,624
Interest and net investment income	(1,808)	(6,127)	(12,591)	(17,820)
Other (income) expense — net	5,213	345	239	400

Income before income taxes	294,317	276,691	760,980	707,727
Income taxes	93,968	97,579	246,222	230,352

Net income	$200,349	$179,112	$514,758	$477,375

Net income per common share:
Basic	$1.59	$1.34	$3.99	$3.56

Diluted	$1.55	$1.30	$3.88	$3.46

Average shares outstanding — basic	125,958,878	133,622,166	128,887,107	134,196,870

Average shares and equivalents outstanding — diluted	129,592,682	137,375,111	132,601,488	138,028,873

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on Press Room, then choosing Corporate Press Releases in the Corporate Information box and clicking on the reference to the October 23rd release.